Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2019 Third Quarter Financial Results

New Prague, Minnesota – May 7, 2019 – Electromed, Inc. (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended March 31, 2019 (Q3 FY 2019).

Q3 FY 2019 Highlights

●	Net revenue increased 3.4% to $7.4 million from $7.2 million during the three months ended March 31, 2018 (Q3 FY 2018).

●	Net revenue, gross profit and operating income in Q3 FY 2019 were negatively impacted by a lower average selling price based on payor mix as compared to the prior year.

●	Gross profit rose 1.2% to $5.6 million from $5.5 million in Q3 FY 2018.

●	Operating income declined to $462,000, from $578,000 in Q3 FY 2018, reflecting a $128,000 increase in research and development (R&D) spending to support a new product feature.

●	Net income equaled $350,000, or $0.04 per diluted share, compared to $376,000, or $0.04 per diluted share, in Q3 FY 2018.

●	Cash flow from operating activities totaled $351,000, compared to $342,000 in Q3 FY 2018.

●	In March 2019, the Company restructured its sales force to drive enhanced productivity and annualized cost savings of approximately $500,000.

●	Total field sales employees totaled 42 of which 36 were direct sales at the end of Q3 FY 2019, compared to 52 at the end of Q2 FY 2019 of which 44 were direct sales, and 48 at the end of Q3 FY 2018 of which 43 were direct sales.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, "This quarter we achieved double-digit growth in home care approvals and shipments, reflecting ongoing excellence in our reimbursement operations and solid execution by our sales force across most of our territories. Home care revenue growth was moderated by lower average revenue per approval based on payor mix and below par sales performance primarily in two of our five sales regions. We took action in March 2019 to restructure these two underperforming regions by reducing our direct sales force by seven and realigning our regions from five to four. We believe that this action will create an optimal foundation for strong and profitable revenue growth."

Ms. Skarvan continued, “We announced in April the appointment of a new Vice President of Sales, Bud Reeves, who will play a critical role in maximizing our sales force's effectiveness. Bud brings over two decades of sales and marketing experience in the healthcare industry and a proven track record of driving profitable growth and achieving targeted metrics, specifically in emerging respiratory markets at organizations like Philips Healthcare and Respironics. With these changes, we believe we have the right sales leadership, the right sales team, the right service and the right product in our SmartVest® high frequency chest wall oscillation device to capitalize on the large and growing Bronchiectasis market opportunity.”

Q3 FY 2019 Review

Net revenue increased 3.4% to $7.4 million, from $7.2 million in Q3 FY 2018, primarily driven by higher home care revenue. Home care revenue rose 4.6% to $6.9 million from $6.6 million in Q3 FY 2018, primarily due to growth in referrals as a result of a greater productivity from our field sales staff and continued improvements in the Company’s reimbursement operations. These improvements led to a greater percentage of referrals getting approved as compared to the prior year. The higher level of referrals and approvals was offset partially by a lower average allowable due to payer mix compared to the prior year.

Gross profit increased 1.2% to $5.6 million, or 75.2% of net revenue, from $5.5 million, or 76.9% of net revenue, in Q3 FY 2018. The increase in gross profit resulted primarily from an increase in home care revenue. The decrease in gross profit as a percentage of net revenue was driven primarily by a lower average allowable due to payer mix compared to the prior year.

Operating expenses, which include selling, general and administrative (SG&A) as well as R&D expenses, totaled $5.1 million, or 69.0% of net revenue, compared with $4.9 million, or 68.8% of net revenue, in the same period of the prior year. SG&A expenses increased 1.1% to $4.9 million, primarily due to higher sales incentives driven by higher revenue than the prior year, which was partially offset by lower professional fees. As a percentage of revenue, SG&A expenses improved to 66.7% compared to 68.2%, reflecting ongoing cost-containment efforts. R&D expenses increased to $171,000, from $43,000 in Q3 FY 2018, due to work on an innovative product feature designed to improve patients’ access to treatment adherence data.

Operating income totaled $462,000, compared to $578,000 in Q3 FY 2018.

Net income before income tax expense totaled $489,000 compared to $578,000 in Q3 FY 2018.

Net income equaled $350,000, or $0.04 per diluted share, compared to $376,000, or $0.04 per diluted share, in Q3 FY 2018. In Q3 FY 2019, income tax expense totaled $139,000, compared to $202,000 in the same period of the prior year.

Year-to-Date FY 2019 Summary

For the nine months ended March 31, 2019, revenue grew 11.1% to $22.7 million, from $20.4 million in the same period of fiscal 2018, driven by a 10.3% increase in home care revenue. Gross margins were 75.7%, compared to 76.4% in the prior fiscal year, while net income was approximately $882,000, or $0.10 per diluted share, compared to approximately $877,000, or $0.10 per diluted share, in the first nine months of fiscal 2018.

Financial Condition

The Company’s balance sheet at March 31, 2019 included cash of $7.5 million, no debt, working capital of $20.8 million, and shareholders’ equity of $24.5 million.

Conference Call

Management will host a conference call on May 8, 2019 at 8:00 am CT (9:00 am ET) to discuss Q3 FY 2019 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/30174/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “believe,” “estimate,” “expect,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to: the competitive nature of our market; risks associated with expansion into international markets; changes to Medicare, Medicaid, or private insurance reimbursement policies; new drug or pharmaceutical discoveries; changes to health care laws; changes affecting the medical device industry; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; our ability to protect and expand our intellectual property portfolio; our ability to renew our line of credit or obtain additional credit as necessary; our ability to develop new sales channels for our product; and general economic and business conditions, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2019	June 30, 2018

Assets
Current Assets
Cash	$7,535,891	$7,455,844
Accounts receivable (net of allowances for doubtful accounts of $45,000)	12,275,708	11,811,308
Contract assets	843,801	776,338
Inventories	2,706,756	2,486,848
Prepaid expenses and other current assets	400,760	751,541
Income tax receivable	239,989	—
Total current assets	24,002,905	23,281,879
Property and equipment, net	2,745,121	3,091,242
Finite-life intangible assets, net	602,684	649,103
Other assets	5,807	5,907
Deferred income taxes	337,000	364,000
Total assets	$27,693,517	$27,392,131

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$1,101,043
Accounts payable	622,434	810,644
Accrued compensation	1,199,115	1,269,849
Income taxes payable	—	397,390
Warranty reserve	780,000	760,000
Other accrued liabilities	639,527	464,357
Total current liabilities	3,241,076	4,803,283

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,408,351and 8,288,659 issued and outstanding at March 31, 2019 and June 30, 2018, respectively	84,084	82,887
Additional paid-in capital	15,933,225	14,953,103
Retained earnings	8,435,132	7,552,858
Total shareholders’ equity	24,452,441	22,588,848
Total liabilities and shareholders’ equity	$27,693,517	$27,392,131

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Net revenues	$7,407,779	$7,167,064	$22,696,149	$20,434,430
Cost of revenues	1,833,478	1,657,506	5,516,517	4,831,538
Gross profit	5,574,301	5,509,558	17,179,632	15,602,892

Operating expenses
Selling, general and administrative	4,941,773	4,889,070	15,369,921	13,985,146
Research and development	170,757	42,665	476,785	170,123
Total operating expenses	5,112,530	4,931,735	15,846,706	14,155,269
Operating income	461,771	577,823	1,332,926	1,447,623

Interest income (expense), net	27,374	668	57,348	(8,425)
Net income before income taxes	489,145	578,491	1,390,274	1,439,198

Income tax expense	139,000	202,000	508,000	562,000
Net income	$350,145	$376,491	$882,274	$877,198

Income per share:
Basic	$0.04	$0.05	$0.11	$0.11
Diluted	$0.04	$0.04	$0.10	$0.10

Weighted-average common shares outstanding:
Basic	8,325,346	8,210,695	8,294,568	8,203,599
Diluted	8,612,448	8,613,370	8,637,414	8,634,452

Electromed, Inc.

Condensed Statements of Cash Flows

	Nine Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities
Net income	$882,274	$877,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	527,472	495,797
Amortization of finite-life intangible assets	89,728	85,166
Amortization of debt issuance costs	1,958	5,373
Share-based compensation expense	729,470	604,056
Deferred taxes	27,000	(21,000)
Loss on disposal of property and equipment	1,710	—
Changes in operating assets and liabilities:
Accounts receivable	(464,400)	(111,573)
Contract assets	(67,463)	(16,209)
Inventories	(205,524)	363,043
Prepaid expenses and other assets	350,881	(114,391)
Income tax receivable	(239,989)	(91,103)
Income tax payable	(397,390)	(156,524)
Accounts payable and accrued liabilities	(63,774)	(48,059)
Net cash provided by operating activities	1,171,953	1,871,774

Cash Flows From Investing Activities
Expenditures for property and equipment	(197,445)	(379,328)
Expenditures for finite-life intangible assets	(43,309)	(27,818)
Net cash used in investing activities	(240,754)	(407,146)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(1,103,001)	(37,927)
Issuance of common stock upon exercise of options	251,849	62,412
Net cash provided by (used in) financing activities	(851,152)	24,485
Net increase in cash	80,047	1,489,113
Cash
Beginning of period	7,455,844	5,573,709
End of period	$7,535,891	$7,062,822

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